Orient Paper Approves the Sale of
Headquarters Compound

Baoding, China, August 12, 2013 – Orient Paper, Inc. (NYSE MKT: ONP) (“Orient Paper” or the “Company”), a leading manufacturer and distributor of diversified paper products in North China, today announced its Board of Directors has approved the sale of the land use rights of its headquarters compound, the office building and all industrial-use buildings (the “Industrial Buildings”) and three employee dormitories (the “Dormitories”) located on Juli Road in Xushui County, Hebei Province, to Hebei Fangsheng Real Estate Development Co. Ltd. (“Hebei Fangsheng”) for approximately $8.23 million in cash. The sale of these assets by the Company to Hebei Fangsheng is referred to herein as the “Transaction.”

When the Transaction was initially proposed, the Board of Directors determined that, because of the Company’s Chairman and Chief Executive Officer, Mr. Zhenyong Liu’s involvement, it would constitute a related-party transaction under applicable rules and regulations of the Securities and Exchange Commission. Therefore, the Board of Directors and the Audit Committee obtained the advice of independent legal and real estate professionals to assist in assessing the Company’s options, including available alternatives, if any, to the Transaction and in the evaluation the terms and conditions thereof.

Hebei Fangsheng is a qualified real estate development company in China and is 100% owned by Mr. Zhenyong Liu, Chairman and Chief Executive Officer of Orient Paper, and his family. The sale was conducted on an arms-length basis, and was reviewed by Orient Paper’s Audit Committee and approved by the Company’s Board of Directors. Mr. Liu did not participate in the meeting of the directors at which this decision was taken.

Land Use Rights

In 2012, governmental authorities in Xushui County, where Company’s headquarters compound is located, approved a new urban development plan covering properties occupied by several entities, including the Company, that had previously been zoned for industrial use. Under this development plan, these properties were re-zoned for residential use only. Since the development plan was announced, the Company has evaluated its options to determine the most effective and least disruptive way to comply with the plan’s requirements. Among the alternatives investigated by the Company were (i) having the Company establish a land development subsidiary to develop the headquarters compound by itself, (ii) attempting to solicit proposals from real estate development companies that might be prepared to purchase the headquarters compound from the Company and convert the land and buildings to residential use and (iii) surrendering the Company’s land use rights to the local government. After this investigation and analysis of the various options available to the Company, at its meeting on August 7, 2013 the Board of Directors determined that the proposal of Hebei Fangsheng was the most attractive of the available alternatives and directed the officers of the Company to proceed with the Transaction.

The sale price of the headquarters compound’s industrial land use rights is approximately $2.79 million, as determined by the valuation from a government designated appraisal, which was 3.35% higher than a second independent appraisal commissioned by the Company. The sale price per acre is also 28% higher than the unit price that the Company paid for the industrial land use rights for a piece of land right across the street from the Company’s main manufacturing plant in the Xushui County in April 2012.

Industrial Buildings and Dormitories

In addition to the sale of the land use rights, the sale also includes the Industrial Buildings and the Dormitories located within the headquarters compound. The sale prices of the Industrial Buildings and Dormitories are approximately $1.15 million and $4.29 million respectively. The $1.15 million sale price of the Industrial Buildings was determined by negotiation between the Company and Hebei Fangsheng and is equal to the appraised value based on the assumption that the use of the buildings would be continued until they are retired. Based on the assumption that such buildings would have to be torn down to comply with the re-zoning, a second independent appraisal obtained by the Company put the value at $0.4 million.

According to the terms of the agreement covering the sale of the Dormitories, Hebei Fangsheng will sell all 132 units to current or future qualified employees of the Company at its acquisition price, which is the Company’s construction original cost of approximately $4.29 million. Hebei Fangsheng will not seek to profit from the resale of the Dormitories to these employees of the Company. Hebei Fangsheng also agrees to allow the Company to inspect the books and records of the sales to ensure the units all sold only to qualified employees of Orient Paper. The sale of the Dormitories is to facilitate management’s plan of using the Dormitories as an incentive to provide affordable housing and ownership opportunities for qualified employees. Although the Company and Hebei Fangsheng agree to set the sale price of the Dormitories at the Company’s original construction cost of the three dormitory buildings for $4.29 million, an independent appraisal shows that the value for the three buildings as employee dormitories was $4.6 million. The Company internally estimated that had the Company been a licensed real estate developer and allowed to resell the dormitory units, the fair market value of the Dormitories (which is located within the wall of our Headquarters Compound and next to the digital photo paper factory) could be approximately $5.1 million.

Gross profit resulting from the sale is approximately $740,000, and net gain for Orient Paper was approximately $345,000 from the overall Transaction after payment of applicable taxes and fees. The net proceeds from the sale were approximately $7.84 million, which are expected to fund the Company’s household and tissue paper business expansion.

Lease back term of Industrial Buildings for three years

In connection with the sale, Hebei Fangsheng agrees to lease the Industrial Buildings back to Orient Paper at an annual rental of RMB1 million, or approximately $162,000, for a term of up to three years, while the Company prepares to relocate its offices and the digital photo paper operations currently located in the headquarters compound.

As the relocation from Juli Road is mandatory, the sale allows Orient Paper to continue its operations in the current location for a maximum of three years while looking for a new location. It also allows the management team to concentrate on the Company’s core business without being distracted by immediate rezoning issues and property development risks. At the same time, the proceeds would represent another injection of capital into the Company’s business expansion amid the current tight credit situation in China.

About Orient Paper, Inc.

Orient Paper, Inc. (“Orient Paper”) is a leading paper manufacturer in North China. Using recycled paper as its primary raw material, Orient Paper produces and distributes three types of paper products namely, packaging paper (corrugating medium paper), offset printing paper, and other paper products, including digital photo paper, and household/tissue paper that the company is currently expanding into.

With production operations based in Baoding in North China’s Hebei Province, Orient Paper is located strategically close to the Beijing and Tianjin region, home to a growing base of industrial and manufacturing activities and one of the largest markets for paper products consumption in the country.

Orient Paper’s production facilities are controlled and operated by its wholly owned subsidiary Shengde Holdings, Inc., which in turn controls and operates Baoding Shengde Paper Co., Ltd., and Hebei Baoding Orient Paper Milling Co., Ltd for manufacturing digital photo, printing and packaging paper.

Founded in 1996, ONP has been listed on the NYSE MKT Board since December 2009. (Please visit http://www.orientpaperinc.com.)

Safe Harbor Statement

This announcement contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact in this announcement are forward-looking statements, including but not limited to, anticipated revenues from the digital photo paper business segment; the actions and initiatives of current and potential competitors; the Company's ability to introduce new products; the Company's ability to implement the planned capacity expansion of corrugate medium paper; market acceptance of new products; general economic and business conditions; the ability to attract or retain qualified senior management personnel and research and development staff; and other risks detailed in the Company's filings with the Securities and Exchange Commission. These forward-looking statements involve known and unknown risks and uncertainties and are based on current expectations, assumptions, estimates and projections about the companies and the industry. The Company undertakes no obligation to update forward-looking statements to reflect subsequent occurring events or circumstances, or to changes in its expectations, except as may be required by law. Although the Company believes that the expectations expressed in these forward looking statements are reasonable, it cannot assure you that its expectations will turn out to be correct, and investors are cautioned that actual results may differ materially from the anticipated results.

For investor and media inquiries, please contact:

Investor and Media Contacts:

Orient Paper, Inc.
T: 1-562-818-3817
E: ir@orientpaperinc.com

FleishmanHillard
T: +852-2530-0228
E: ir@orientpaperinc.com